IMAX CORPORATION

Exhibit 10.47

FIRST AMENDING AGREEMENT

This First Amending Agreement, dated as of March 11, 2020 (the “First Amending Agreement”), is made between IMAX CORPORATION, a corporation organized under the laws of Canada (the “Company”), and ROBERT D. LISTER (the “Executive”).

WHEREAS, the Executive currently serves as the Chief Legal Officer and Senior Executive Vice President of the Company pursuant to an Employment Agreement dated as of December 18, 2017, (the “Agreement”); and

WHEREAS, the Company and the Executive wish to amend certain provisions of the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
2.	Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

Term.  The Executive’s employment pursuant to this Agreement shall commence on January 1, 2018 (the “Effective Date”) and shall terminate upon the earlier to occur of (i) the Executive’s termination of employment pursuant to Section 4 hereunder and (ii) December 31, 2023.  The period commencing as of the Effective Date and ending on December 31, 2023, or such earlier date on which this Agreement is terminated, is hereinafter referred to as the “Term”.

3.	Section 3(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

Base Salary.  At the commencement of the Term, the Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $700,000, subject to annual review.  Starting in 2020, the Executive’s Base Salary shall be $738,450, subject to annual review.  The Base Salary will be payable in substantially equal installments in accordance with the Company’s ordinary payroll practices as established from time to time.

4.	Section 3(c) of the Agreement is hereby deleted in its entirety and replaced with the following:
(a)	Equity Awards.

(i)

Each year during the Term the Executive shall receive an equity award.  The 2018, 2019, and 2020 awards will each have an aggregate grant date fair market value of $1,400,000.  Starting in 2021 and for the duration of the Term, each annual award will have an aggregate grant date fair market value of $1,450,000.  The 2018 and 2019 annual grants will be comprised of a mix of nonqualified stock options (the “Options”) to purchase common shares of the Company, no par value (the “Common Shares”) and Restricted Stock Units (“RSUs”). The 2018 and 2019 annual grants will consist of 25% Options and 75% RSUs.  Starting with the third annual grant, which will be made in March 2020, the annual equity award will be comprised of a mix of Performance Stock Units (“PSUs”) and RSUs in a ratio consistent with grants given to other senior executives at the time.

(ii)

The Options, RSUs, and PSUs shall be granted on the terms and conditions set forth in the IMAX Corporation Amended and Restated Long-Term Incentive Plan, as may be amended from time to time (the “LTIP”), the grant agreements to be entered into between the Company and the Executive pursuant to the LTIP, and this Agreement.  The equity grants shall be made on or about the time that awards are generally granted to the Company’s senior executives, but in no event later than March of each year of the Term.  Except as otherwise provided herein, the Executive must be employed by the Company on the date of grant in order to receive the Options, RSUs, and PSUs.

(iii)

For purposes of determining the number of Options and RSUs to be granted pursuant to this Section 3(c) in 2018 and 2019, the Company shall value (i) the Options in a manner consistent with the Company’s financial statement reporting and (ii) the RSUs based on the Fair Market Value of the Common Shares on the date of grant (as defined in the LTIP).   The Options and RSUs granted in the 2018 and 2019 annual grants shall vest in four (4) equal annual installments beginning on the first anniversary of the applicable grant date.  The exercise price of the Options shall be the Fair Market Value of the Common Shares on the date of grant.  The Options shall have a seven (7) year term.  The RSUs granted beginning with the 2020 annual grant shall vest in three (3) annual installments beginning on the first anniversary of the applicable grant date.  The PSUs granted beginning with the 2020 annual grant shall vest promptly following the public disclosure of the Company’s financial results for the second year following the year of grant, subject to the achievement of applicable performance conditions.  The valuation for PSUs and RSUs granted starting with the 2020 annual grant and continuing through the remainder of the Term shall be consistent with the Company’s valuation for grants given to other senior executives at the time.

5.	Section 3(j) of the Agreement is hereby deleted in its entirety and replaced with the following:

Other Benefits. For 2018, 2019, and 2020, the Company shall reimburse the Executive for up to $10,000 per year for financial, estate and tax planning services, which shall be a taxable benefit to the Executive.  For 2021, 2022, and 2023, the Company shall reimburse the Executive for up to $15,000 per year for financial, estate and tax planning services, life insurance premiums, and charitable contributions, which shall be a taxable benefit to the Executive.

6.	Section 4(a) of the Agreement is hereby revised by deleting the third sentence thereof in its entirety and replacing it with the following:

Furthermore, upon a termination of employment as the result of the Executive’s death or Disability, a portion of the Executive’s Options, RSUs, and PSUs that have already been granted pursuant to this Agreement shall vest such that, when combined with previously vested Options, RSUs, and PSUs, an aggregate of 50% of all of the Options, RSUs, and PSUs that have been granted pursuant to this Agreement shall have vested (in the case of PSUs, subject to the achievement of the original performance conditions, measured at the conclusion of the relevant performance period).

7.	Section 4(b) of the Agreement is hereby revised by deleting clause (B) in the first sentence thereof and replacing it with the following:

(B) all unvested Options and outstanding RSUs and PSUs, and any unvested stock options and unvested restricted stock units included in the Prior Grants and any other outstanding unvested stock options, unvested restricted stock units, unvested performance shares or unvested performance stock units granted to the Executive after the date hereof (collectively, the “Unvested Equity Awards”), will be cancelled without consideration and the Executive shall have no further rights with respect to such Unvested Equity Awards.

8.	Section 4(c)(i)(D) of the Agreement is hereby deleted in its entirety and replaced with the following:

(D)for all Options, RSUs, and PSUs other than those awarded during the 2021, 2022, and 2023 annual grants, equity that has not yet been granted or has not yet vested shall be treated as follows:

1.If the termination without Cause or resignation for Good Reason occurs prior to the 2020 grant, the entire 2020 grant is forfeited;

2.If the termination without Cause or resignation for Good Reason occurs prior to the 2019 grant, the 2019 Option grant is forfeited and the 2019 RSU grant is granted with immediate vesting;

3.Except as set forth above, all Unvested Equity Awards following a termination without Cause or resignation for Good Reason survive and shall vest immediately (in the case of PSUs, subject to the achievement of the original performance conditions, measured at the conclusion of the relevant performance period); and

4.The Executive will have 12 months after a termination without Cause or resignation for Good Reason to exercise vested Options.

9.	A new section 4(c)(i)(E) of the Agreement is hereby added, as follows:

(E)for the 2021, 2022, and 2023 annual grants, all outstanding equity will be treated in accordance with the LTIP or the applicable award letters; provided, however, that (a) granted Options, PSUs, and RSUs shall continue to vest on schedule during the Severance Period (in the case of PSUs, subject to the achievement of applicable performance conditions), and (b) all vested Options shall remain exercisable until the first to occur of (i) the passage of twelve (12) months beyond the end of the Severance Period, and (ii) the expiration of the remaining term of the vested Options.

10.	Section 4(d) of the Agreement is hereby amended by deleting subsection 4(d)(i) and replacing it with the following, and by adding the following new subsections 4(d)(iv), 4(d)(v), and 4(d)(vi):

(i) In addition to the payments under Section 4(c) and subject to Section 4(f), the Executive shall receive a cash payment equal to $1,400,000 for each annual equity grant in 2018, 2019, and 2020 under Section 3(c) of this Agreement that has not been made as of the date of the Separation from Service.

(iv) All of the Executive’s granted and outstanding Options and RSUs shall accelerate and vest immediately.

(v) With respect to Executive’s granted and outstanding PSUs, any requirement for continued service through the end of the applicable performance period shall be waived, and the number of Executive’s PSUs that may become vested and settled in accordance with the terms thereof at the end of the applicable performance period shall be measured by the greater of (x) the Company’s performance on the last trading day immediately preceding the date upon which the Change in Control is consummated, or (y) to the extent that the performance conditions remain applicable to the Company following the Change in Control, as determined in good faith by the Board, then the actual performance of the Company against those performance conditions as of the end of the applicable performance period will determine the number of PSUs that vest.  To the extent that the performance conditions no longer apply to the Company following a Change of Control, then clause (x) shall determine the number of PSUs that may vest.  Any unvested PSUs that do not vest in accordance with the foregoing shall be forfeited and canceled and the Executive shall have no further rights with respect thereto.

(vi) For the sake of clarity, the Executive shall not receive any compensation for any annual equity grant in 2021, 2022, and 2023 that has not been made as of the date of the Separation from Service.

11.	Section 4(e)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

(ii) All equity that remains unvested as of December 31, 2023 will, pursuant to the Service Factor provision in the LTIP and the grant agreements entered into between the Company and the Executive pursuant to the LTIP, continue to vest in accordance with the original vesting schedule (in the case of PSUs, subject to the achievement of the original performance conditions, measured at the conclusion of the relevant performance period).

12.	Section 21 of the Agreement is hereby revised by deleting the notice address for the Company therein and replacing it with the following:

IMAX Corporation

902 Broadway, 20th Floor

New York, NY 10010

Attention:  EVP & Chief People Officer

13.	Except as amended herein, all other terms of the Agreement shall remain in full force, unamended.

IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this First Amending Agreement as of the date first set forth above.

IMAX CORPORATION

By:/s/ Richard L. Gelfond

Name: Richard L. Gelfond

Title: Chief Executive Officer

EXECUTIVE

/s/ Robert D. Lister_____________________Robert D. Lister

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